Exhibit 99.1

Boldface Group Announces Resolution of Trademark Litigation

SANTA MONICA, California, June 6, 2014 -- BOLDFACE Group, Inc. (OTCQB: BLBK), a celebrity beauty licensing company focused on top tier entertainment and designer brands for opportunities in the beauty, bath and fragrance markets, announced the resolution of its trademark litigation, which was previously reported in the Company’s Annual Report on Form 10-K filed with the SEC on October 15, 2013.

“The settlement of the trademark litigation allows the Company to continue moving forward with the growth of Kardashian Beauty™. We are pleased that this matter has been resolved,” said John LaBonty, the Chief Executive Officer and President of Boldface.

BOLDFACE Group, Inc., Boldface Licensing + Branding, By Lee Tillett, Inc., and the other parties to the trademark litigation, have agreed to resolve all disputes and have dismissed the litigation.

“The legal resolution of this matter is another step in the financial turnaround of the Company. We have previously reserved for this settlement and are looking forward to focusing on the growth of Kardashian Beauty™,” stated Ashumi Shippee, the Chief Financial Officer of Boldface.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About BOLDFACE

BOLDFACE is a Santa Monica, California based celebrity beauty licensing company founded in 2012. BOLDFACE sells cosmetics and beauty products under the Kardashian Beauty™ brand, and will sell fragrance and men’s grooming products by Mario Lopez and beauty and personal care products by UGLYDOLL™. Please visit www.boldfacegroup.com for further information.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the availability of additional funding; and the Company's business, product development, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Current Reports on Form 8-K. The Company does not undertake to update these forward-looking statements.

Website: http://www.boldfacegroup.com